                                                                    EXHIBIT 10.5





                                 LOAN AGREEMENT


                                 BY AND BETWEEN


                           M&I MARSHALL & ILSLEY BANK

                                      AND

                             AMCORE FINANCIAL, INC.


                         DATED AS OF NOVEMBER 10, 1995

                               TABLE OF CONTENTS

                                                                                                                           Page

ARTICLE I.
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-

ARTICLE II.
THE LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -8-
         2.1.    Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -8-
         2.2.    Line of Credit Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -9-
         2.3.    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -9-
         2.4.    Notice of Borrowing; Continuation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -10-
         2.5.    Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
         2.6.    Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
         2.7.    Recordkeeping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
         2.8.    Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
         2.9.    Deposits Unavailable or Interest Rate Unascertainable  . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
         2.10.     Change in Law Rendering Interbank Rate Loans Unlawful. . . . . . . . . . . . . . . . . . . . . . . . . . -13-
         2.11.     Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
         2.12.     Discretion of M&I as to Manner of Funding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-

ARTICLE III.
CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
         3.1.    General Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
         3.2.    Deliveries at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
         4.1.    Corporate Existence and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
         4.2.    Authorization and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
         4.3.    No Conflict: Government Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
         4.4.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
         4.5.    Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
         4.6.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
         4.7.    Litigation and Contingent Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
         4.8.    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
         4.9.    ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
         4.10.     Accuracy of Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
         4.11.     Regulation U . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
         4.12.     Material Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
         4.13.     Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
         4.14.     Ownership of Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
         4.15.     Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
         4.16.     Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-

ARTICLE V.
COVENANTS       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
         5.1.    Financial Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
         5.2.    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
         5.3.    Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
         5.4.    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         5.5.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         5.6.    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-


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
         5.7.    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         5.8.    Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         5.9.    Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         5.10.     Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
         5.11.     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
         5.12.     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
         5.13.     Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         5.14.     Investments and Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
         5.15.     Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
         5.16.     Fixed Asset Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         5.17.     Consolidated Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         5.18.     Borrower Tangible Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         5.19.     Consolidated Total Equity Capital to Asset Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         5.20.     Debt to Total Equity Capital Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
         5.21.     Consolidated Loan Loss Reserve to Non-Performing Loans Ratio . . . . . . . . . . . . . . . . . . . . . . -25-
         5.22.     Capital Adequacy Ratios of the Borrower. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         5.23.     Adequately Capitalized . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         5.24.     Reno Stock Redemption Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         5.25.     Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-

ARTICLE VI.
DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         6.1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         6.2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         6.3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
         6.4. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         6.5. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         6.6. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         6.7. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         6.8. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
         6.9. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         6.10.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         6.11.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         6.12.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         6.13.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         6.14.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         6.15.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
         6.16 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

ARTICLE VII.
REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         7.1.      Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         7.2.      Remedies Not Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         7.3.      Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

ARTICLE VIII.
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         8.1.      Expenses and Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
         8.2.      Assignability; Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         8.3.      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         8.4.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         8.5.      CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
         8.6.      WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-





                                      (ii)

         8.7.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         8.8.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         8.9.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         8.10.     Amendments; Etc .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
         8.11.     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         8.12.     Accounting Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         8.13.     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         8.14.     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-
         8.15.     Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-





                                     (iii)

Exhibit A - Form of Compliance Certificate

Exhibit B - Line of Credit Note

Exhibit C - Term Note

Exhibit D - Form of Opinion

Exhibit E - Secretary's Certificate

Schedule 4.7 - Litigation

Schedule 4.8 - Subsidiaries and Other Investments

Schedule 4.14 - Indebtedness and Liens

Schedule 5.11 - Existing Indebtedness





                                      (iv)

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is made as of November 10, 1995 by and between M&I MARSHALL & ILSLEY BANK and AMCORE FINANCIAL, INC.

         IN CONSIDERATION of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                   ARTICLE I.
                                  DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries: (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

         "Adjusted Interbank Rate" means an annual rate with respect to any Interest Period for any Loan (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:

                 Adjusted Interbank Rate = Interbank Rate
                                           ---------------------
                                           1 - Interbank Reserve
                                                  Requirement

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agreement" or "Loan Agreement" shall mean this Loan Agreement, together with any Exhibits and Schedules attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

         "Authorized Officer" means any of the Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President of the Borrower, acting singly.

         "Banking Subsidiary" means any Subsidiary which is a bank or thrift organized under the laws of the United States or any state thereof.

          "Borrower" means AMCORE Financial, Inc., a Nevada corporation, and its successors and assigns.

         "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by Law to close.

         "Capital Commitment" means any commitment by the Borrower or any of its Subsidiaries to the Federal Deposit Insurance Corporation, the Resolution Trust Corporation, the Director of the Office of Thrift Supervision, the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, or any of their predecessors or successors, to maintain the capital of an insured depository institution in a required amount, within the meaning of
Section 365(o) of Title 11, United States Code, as amended or supplemented from time to time.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

         "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

         "Closing Date" shall mean the date upon which the loan transactions contemplated by this Loan Agreement are consummated.

         "Commercial Paper" means the interest bearing or discounted short-term unsecured debt obligations issued by the Borrower under the Commercial Paper Agreement.

         "Commercial Paper Agreement" means the Commercial Paper Placement Agreement dated as of November 10, 1995 between the Borrower and M&I, together with the Exhibits attached thereto, as the same shall be amended from time to time in accordance with the terms thereof.

         "Compliance Certificate" means a compliance certificate, in substantially the form of Exhibit A hereto, signed by the Borrower's chief financial officer, stating, among other things, that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         "Consolidated Financial Statements" means the Consolidated Financial Statements for Bank Holding Companies With Total Consolidated Assets of $150 Million or More, or With More Than One Subsidiary Bank--FR Y-9 C, as such report may be amended or modified from time to time, and any similar report required to be filed by the Borrower.

         "Consolidated Net Income" means the Borrower's net income determined in a manner consistent with that used in preparing the Borrower's Consolidated Financial Statements.

         "Consolidated Net Operating Income" means the Borrower's net income determined in a manner consistent with that used in preparing the Borrower's Consolidated Financial Statements but excluding non-recurring non-cash charges or adjustments.

         "Consolidated Total Assets" means total assets of the Borrower determined in a manner consistent with that used in preparing the Borrower's Consolidated Financial Statements.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

         "Default" means an event described in Article VI hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

         "FASB 115" means Statement of Financial Accounting Standards No. 115 adopted by the Financial Accounting Standards Board.

         "Indebtedness" of a Person means such Person's: (i) obligations for borrowed money; (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade);
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person; (iv) obligations which are evidenced by notes, acceptances, or other instruments; (v) Capitalized Lease Obligations, (vi) Contingent Obligations;

(vii) obligations for which such Person is obligated pursuant to a letter of credit; and (viii) Permitted Banking Subsidiary Indebtedness.

         "Interbank Rate" means with respect to any Loan for any Interest Period, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted to M&I as the rate at which dollar deposits in immediately available funds are offered to M&I on the first day of the applicable Interest Period in the London interbank Eurodollar market as at or about 9:00 A.M., Milwaukee time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of such Loan for such Interest Period. The Interbank Rate shall be determined by M&I in accordance with the terms of this Agreement. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.

         "Interbank Reserve Requirement" means, with respect to each Interest Period for a Loan, a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of such Interest Period (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) specified for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which M&I is a member. As of the date of this Loan Agreement, the Interbank Reserve Requirement is 0%.

         "Interest Period" for any Loan shall commence on the date such Loan is made or continued pursuant to Section 2.4 hereof, and shall end on the date which is one (1), two (2) or three (3) months thereafter, as the Borrower may specify in the related notice of borrowing or of continuation pursuant to
Section 2.4 hereof. Each Interest Period which would otherwise end on a day which is not a day of the year on which banks are open for business in London or Milwaukee and on which dealings are carried on in the London interbank Eurodollar market ("Banking Day") shall end on the next succeeding Banking Day (unless such next succeeding Banking Day is the first Banking Day of a calendar month, in which case such Interest Period shall end on the preceding Banking
Day). No Interest Period may end after the maturity date for the Term Loan or after the Line Termination Date.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

         "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Line of Credit Commitment" means the commitment of M&I to make Line of Credit Loans to the Borrower up to a maximum principal amount outstanding, from time to time, equal to Twenty-Five Million Dollars ($25,000,000) minus the aggregate outstanding principal amount owing under the Borrower's Commercial Paper.

         "Line of Credit Loans" means the loans made to the Borrower by M&I pursuant to Section 2.2 of this Agreement.

         "Line of Credit Note" means a promissory note from the Borrower to M&I evidencing the Line of Credit Loans and in substantially the form of Exhibit B to this Agreement.

         "Line Termination Date" means November 9, 1996.

         "Loan Documents" means this Agreement and the Notes.

         "Loan Loss Reserve" means the Borrower's allowance for loan and lease losses determined in a manner consistent with that used in preparing the Borrower's Consolidated Financial Statements.

         "Loans" means the Line of Credit Loans and the Term Loan.

         "M&I" shall mean M&I Marshall & Ilsley Bank, a Wisconsin banking corporation.

         "Material Adverse Effect" means a material adverse effect on: (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower to perform its obligations under the Loan Documents; or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of M&I thereunder.

         "Non-Performing Loans" means: (i) the total of loans which are placed on a nonaccrual status; (ii) the total of loans which are past due 90 days or more and are still accruing; and

(iii) the total of loans and leases restructured and in compliance with modified terms, in each case determined in a manner consistent with that used in preparing the Borrower's Consolidated Financial Statements.

         "Notes" means the Term Note and the Line of Credit Note.

         "Overnight Line of Credit Loans" means those Line of Credit Loans made to the Borrower by M&I on an overnight basis when the Borrower or its agent is unable to place its Commercial Paper.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor to any or all of its functions under ERISA.

         "Permitted Subsidiary Indebtedness" means obligations incurred by any Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on their normal business, including, without limitation, obligations incurred in connection with (i) any deposits with or funds collected by such Subsidiary, (ii) any banker's acceptance credit of such Subsidiary, (iii) any check, note, certificate of deposit, instrument, money or Letter of Credit issued by such Subsidiary, (iv) any check, note, certificate of deposit, money order, traveler's check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary, (v) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank, (vi) any agreement made by such Subsidiary to purchase or repurchase securities loans or Federal funds or any interest or participation in any thereof, (vii) any guarantee or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business, (viii) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party, (ix) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity, and (x) other short-term liabilities similar to those enumerated in clauses (i) and (vi) above, including United States Treasurer tax and loan borrowings.

         "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by the Borrower or any Subsidiary or any trade or business which together with the Borrower or any Subsidiary would be treated as a single employer under Section 4001 of ERISA.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, interest rate futures, interest rate swaps, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Reno Stock Redemption Agreement" means that certain Section 303 Stock Redemption Agreement, dated February 26, 1985, between the Borrower and Roger Reno, as Trustee, Janice O. Reno, Roger Reno, Susan M. Reno, Sheri J. Reno Rudolph and Michael G. Reno, as such agreement has been amended prior to the date hereof and as such agreement may hereafter be amended or modified from time to time in accordance with the terms hereof.

         "Subsidiary" of a Person means:   (i) any corporation more than 50% of
the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which: (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or

(ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         "Term Loan" means the loan made to the Borrower by M&I pursuant to
Section 2.1 of this Agreement.

         "Term Note" means a promissory note from the Borrower to M&I evidencing the Term Loan and in substantially the form of Exhibit C to this Agreement.

         "Thrift Financial Report" means the Thrift Financial Report, as such report may be amended or modified from time to time, and any similar report required to be filed by any Banking Subsidiary.

         "Total Equity Capital" means the Borrower's total equity capital determined in a manner consistent with that used in preparing the Borrower's Consolidated Financial Statements but excluding the effect (positive or negative) on the calculation of total equity capital directly related to the adoption of FASB 115.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means: (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person; or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                  ARTICLE II.
                                   THE LOANS

         2.1. Term Loan. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, M&I agrees to make a loan to the Borrower in the original principal amount of Seventeen Million Dollars ($17,000,000). The Term Loan shall be evidenced by the Term Note and shall mature on November 10, 2000. The Borrower may, from time to time and without premium or penalty, prepay the Term Loan in whole or in part; provided, however, that any such partial prepayment shall be in integral multiples of One Million Dollars ($1,000,000) and shall be made only on the last day of the Interest Period applicable thereto.

                 (b) The proceeds of the Term Loan shall be used to pay off indebtedness of the Borrower outstanding as of the Closing Date under that certain Credit Agreement dated as of November 16, 1992 among the Borrower, the Lenders specified therein and The First National Bank of Chicago, as Agent, as amended, and for working capital purposes.

         2.2. Line of Credit Loans. (a) From time to time prior to the Line Termination Date and subject to the terms and conditions set forth in this Agreement, M&I agrees to extend to the Borrower loans in an amount not to exceed the Line of Credit Commitment. All Line of Credit Loans shall be evidenced by the Line of Credit Note, the Borrower being obligated, however, to pay only the amount of Line of Credit Loans actually made and outstanding from time to time, together with interest on the amount which remains outstanding from time to time. The Borrower may borrow, repay and reborrow under this Section subject to the terms and conditions of this Agreement; provided that any payment of any Line of Credit Loan shall be made only on the last day of the Interest Period relating thereto.

                 (b) The initial Line of Credit Loan shall be in an integral multiple of One Hundred Thousand Dollars and not less than Five Hundred Thousand Dollars ($500,000). Each subsequent Line of Credit Loan shall be in an integral multiple of One Hundred Thousand Dollars ($100,000).

                 (c) The proceeds of the Line of Credit Loans shall be used as a back-up line of credit to support the issuance of the Borrower's Commercial Paper or in the event that the Borrower or its agent is unable to place the Borrower's Commercial Paper.

                 (d) If, at the request of the Borrower, M&I agrees in its sole discretion to increase the amount of the Line of Credit Commitment in effect on the date of this Agreement, the Borrower shall pay M&I, at the time of any such increase, a fee equal to 0.125% of the amount of the increase.

         2.3. Interest. (a) The unpaid principal of the Term Loan shall bear interest at an annual rate equal to the Adjusted Interbank Rate plus 162.5 basis points.

                 (b) Except as provided in paragraph (c) below, the unpaid principal of the Line of Credit Loans shall bear interest at an annual rate equal to the Adjusted Interbank Rate plus 137.5 basis points.

                 (c) The unpaid principal of the Overnight Line of Credit Loans shall bear interest at an annual rate equal to the overnight LIBOR (Eurodollar Deposit Offered Rate) rate quoted on Knight Ridder News Service or any comparable news service, in the discretion of M&I for the day in question plus 137.5 basis points.

                 (d) In the event that any amount of the principal of, or interest on, any of the Notes is not paid on the date when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under such Note shall bear interest, in addition to the interest otherwise payable and to the extent permitted by Law, at the annual rate of two percent (2.0%) from the day following the due date until all such overdue amounts have been paid in full.

                 (e) All interest due in respect of the Loans shall be computed for the actual number of days elapsed on the basis of a 360-day year.

         2.4. Notice of Borrowing; Continuation. (a) Prior to any proposed borrowing, the Borrower may request that M&I provide the Borrower with a quote of the then-current Adjusted Interbank Rate for the various Interest Period options.

                 (b) Each Loan shall be made on written notice or telephonic notice from an Authorized Officer to the Person designated by M&I. Such notice shall be given at least two (2) Business Days prior to the day of a borrowing. Each day of a borrowing shall be a Business Day. Each notice shall specify: (i) whether the Loan is a Line of Credit Loan or the Term Loan; (ii) the date and amount of such Loan; and (iii) the duration of the initial Interest Period. Each such notice shall be effective upon receipt, provided that any notice received after 12:00 noon, Milwaukee time, may be deemed by M&I, in its sole discretion, effective as of the next Business Day. The Borrower shall promptly confirm any such telephonic request in writing.

                 (c) At the end of any Interest Period for any Loan, an Authorized Officer shall give M&I two (2) Business Days prior notice of its election to either: (i) continue all or part of such Loan from the current Interest Period into a subsequent Interest Period (which shall begin on the day after the last day of such current Interest Period); and/or (ii) prepay all or part of such Loan. Each notice shall be received by M&I by 12:00 noon, Milwaukee time, at least two (2) Business Days prior to prepayment and/or continuation and shall be in writing or by telephone to be promptly confirmed in writing by the Borrower and shall specify: (i) the date and amount of the Loan to be prepaid and/or continued; and (ii) if the Loan, or any part of the Loan is to be continued, the duration of the Interest Period. Absent such notice, each Loan shall automatically be continued for a subsequent Interest Period of equal duration as the current Interest Period on the day after the last day of the current Interest Period of such Loan.

                 (d) Notwithstanding the foregoing paragraphs (b) and (c), Overnight Line of Credit Loans shall be made on telephonic notice from an Authorized Officer to the Person designated by M&I no later than 3:00 p.m., Milwaukee time, and shall specify the amount of such Loan and that such Loan is to be an Overnight Line of Credit Loan.

                 (e) Each notice of borrowing or continuation shall automatically constitute a warranty by the Borrower to M&I that, on the date of the requested date of such borrowing or continuation: (i) all of the representations and warranties of the Borrower contained in this Loan Agreement shall be true and correct on such date as though made on such date; and (ii) no Default or Unmatured Default shall exist on such date.

         2.5. Payments. (a) The outstanding unpaid principal balance of the Line of Credit Loans shall be paid in full on the Line Termination Date; provided, however, that the outstanding principal balance of each Overnight Line of Credit Loan shall be paid in full on the day following any such borrowing. In the event that the outstanding principal balance of the Line of Credit Loans at any time exceeds the Line of Credit Commitment, the Borrower shall immediately pay the amount necessary to reduce such balance to be less than or equal to the Line of Credit Commitment.

                 (b) The principal of the Term Loan shall be repaid in nine (9) consecutive semiannual installments, each in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000), commencing on May 10, 1996, with subsequent installments on each November 10 and May 10 of each year thereafter, and a final installment in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000) on November 10, 2000.

                 (c) Interest accrued on the Loans shall be paid as follows: (i) at the end of each Interest Period; (ii) with respect to the Term Loan any unpaid accrued interest shall be paid with the final payment of principal; and (iii) with respect to the Line of Credit Loans any unpaid accrued interest shall be paid on the Line Termination Date. Notwithstanding the foregoing, interest on any Overnight Line of Credit Loan shall be paid in full daily.

                 (d) All payments of principal and interest on account of the Loans and all other payments made pursuant to this Loan Agreement shall be delivered M&I at 770 North Water Street, Milwaukee, Wisconsin 53202, Attention:
Commercial Loan Services or at such other place as M&I shall designate in writing to the Borrower, in immediately available funds by 12:00 noon, Milwaukee time on the date when due, and if received after such time on any day shall be deemed to have been made on the next Business Day. Whenever any payment to be made under this Loan Agreement or under the Notes shall be stated to be due on a day which is not a Business Day, the day for such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of interest.

         2.6. Commitment Fee. On the last day of January, April, July and October in each year, beginning on January 31, 1996 and continuing until the Line Termination Date (with a proportionate fee due on the Line Termination
Date), the Borrower agrees to pay to M&I a commitment fee, computed at the rate of 0.1875% per annum, on the daily average amount by which the Line of Credit Commitment exceeds the daily average amount of Line of Credit Loans outstanding during the previous fiscal quarter.

         2.7. Recordkeeping. M&I shall record in its records the date and amount of the Loans and each payment of principal of, and interest on, the Loans. The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Notes. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower under this Loan Agreement or under the Notes to repay the principal amount of the Loans together with all interest accruing thereon.

         2.8. Increased Costs. If Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by M&I with any request or directive of general application (whether or not having the force of law) of any such authority, central bank or comparable agency:

                 (a) shall subject M&I to any tax, duty or other charge with respect to the Loans, the Notes or its obligation to make the Loans, or shall change the basis of taxation of payments to M&I of the principal of or interest on the Loans or any other amounts due under this Loan Agreement in respect of the Loans or its obligation to make the Loans (except for changes in the rate of tax on the overall net income of M&I); or

                 (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Loan Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, M&I; or

                 (c) shall affect the amount of capital required or expected to be maintained by M&I or any corporation controlling M&I; or

                 (d) shall impose on M&I any other condition affecting the Loans, the Notes or its obligation to make the Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) M&I of making or maintaining any Loans, or to reduce the amount of any sum received or receivable by M&I under this Loan Agreement or under the Notes with respect thereto, then within twenty-one (21) days after demand by M&I (which demand shall be accompanied by a statement setting forth the basis of such demand), the Borrower shall pay M&I such additional amount or amounts as will compensate M&I for such increased cost or such reduction. Determinations by M&I for purposes of this Section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining any Loans or sums receivable by it in respect of the Loans, and of the additional amounts required to compensate M&I in respect thereof, shall be conclusive, absent manifest error.

         2.9. Deposits Unavailable or Interest Rate Unascertainable. If M&I is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market for an Interest Period; or M&I otherwise determines (which determination shall be binding and conclusive on all parties) that: (a) by reason of circumstances affecting the interbank London Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Interbank Rate or (b) the Interbank Rate does not accurately reflect the cost of making or maintaining loans based on the Interbank Rate then so long as such circumstances shall continue, M&I shall not be under any obligation to make or continue Loans based on the Interbank Rate and on the last day of the then-current Interest Period, such Loans shall bear interest at an annual rate of interest mutually agreed to by M&I and the Borrower. If such an agreement cannot be reached, such Loans shall be repaid in full by the Borrower.

         2.10. Change in Law Rendering Interbank Rate Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any M&I to make, maintain or fund Loans based on the Interbank Rate, then: (a) M&I shall promptly notify the Borrower; (b) the obligation of M&I to make or continue Loans based on the Interbank Rate shall be suspended for the duration of such unlawfulness; and (c) on the last day of the then-current Interest Period, such Loans shall bear interest at an annual rate of interest mutually agreed to by M&I and the Borrower. If such an agreement cannot be reached, such Loans shall be repaid in full by the Borrower.

         2.11. Indemnity. The Borrower will indemnify M&I against any and all loss or expense which it may sustain or incur (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by M&I to fund or maintain Loans based on the Interbank Rate), as reasonably determined by M&I: (a) in employing deposits to effect, fund or maintain any Loan based on the Interbank Rate, as a consequence of any failure the Borrower to make any payment when due of any amount due hereunder in connection with such Loan; (b) due to any failure the Borrower to borrow or continue an Interbank Rate Loan on a date specified therefor in a notice thereof; or (c) due to any payment or prepayment of any Interbank Rate Loan on a date other than the last day of the Interest Period for such Loan.

         2.12. Discretion of M&I as to Manner of Funding. Notwithstanding any provision of this Loan Agreement to the contrary, M&I shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Loan Agreement all determinations hereunder, including without limitation the indemnification in Section 2.11 above, shall be made as if M&I had actually funded and maintained each Interbank Rate Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Interbank Rate, as the case may be, for such Interest Period.

                                  ARTICLE III.
                                   CONDITIONS

         3.1. General Conditions. The obligation of M&I to make any Loan is subject to the satisfaction, on the date hereof and on the date of each Loan, of the following conditions:

                 (a) the representations and warranties of the Borrower contained in this Loan Agreement shall be true and accurate on and as of such date;

                 (b) there shall not exist on such date any Default or Unmatured Default; and

                 (c) the making of the relevant Loan shall not be prohibited by any applicable Law and shall not subject M&I to any penalty under or pursuant to any applicable Law.

         In the event there exists any Unmatured Default on the date of any proposed Loan, M&I may agree to lend if the Borrower is able to demonstrate to M&I to M&I's satisfaction that all such Unmatured Defaults will be cured by the Borrower within ten Business Days.

         3.2. Deliveries at Closing. The obligation of M&I to make any Loan is further subject to the condition that M&I shall have received, on or before the Closing Date, each of the following:

                 (a) the Term Note, executed by the Borrower and dated the Closing Date;

                 (b) the Line of Credit Note, executed by the Borrower and dated the Closing Date;

                 (c) an executed opinion of Borrower's counsel, substantially in the form of Exhibit D to this Agreement;

                 (d) an executed Compliance Certificate containing information as of the Closing Date, except that the calculation of the financial covenants may be calculated as of the last day of the immediately preceding fiscal quarter;

                 (e) a certificate of the secretary of state of the State of Nevada as to the good standing of the Borrower, dated as of a recent date;

                 (f) a certificate of the Secretary of the Borrower, dated the Closing Date and in the form of Exhibit E attached to this Loan Agreement, as to: (i) the incumbency and signature of the officers of the Borrower who have signed or will sign this Loan Agreement, the Notes, and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement; (ii) the adoption and continued effect of resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance of this Loan Agreement; (iii) the accuracy and completeness of copies of the articles or certificate of incorporation and bylaws of the Borrower, as amended to date; and (iv) the name, title and signature of each Authorized Officer;

                 (g) a copy of the certificate of incorporation of the Borrower, as amended to date, certified by the secretary of state of the State of Nevada, dated as of a recent date; and

                 (h) such additional supporting documents and materials as M&I or its counsel may reasonably request on or before the Closing Date.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to M&I that:

         4.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         4.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         4.3. No Conflict: Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

         4.4. Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 1994 heretofore delivered to M&I were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

         4.5. Material Adverse Change. Since December 31, 1994, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect.

         4.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

         4.7.    Litigation and Contingent Obligations.  Except as set forth on
Schedule 4.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in
Section 4.4.

         4.8. Subsidiaries. Schedule 4.8 hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries as well as an accurate list of all investments in existing Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

         4.9. ERISA. The Borrower has no knowledge that any Plan is in noncompliance in any material respect with the applicable provisions of ERISA. The Borrower has no knowledge of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan, nor has any knowledge of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan. The Borrower has any knowledge that the Borrower or any Subsidiary has incurred any "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA in connection with any Plan. The Borrower has any knowledge that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, the occurrence of which would have a Material Adverse Effect, or that the Borrower or any Subsidiary has incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan.

         4.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to M&I in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

         4.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         4.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in:
(a) any agreement to which it is a party, including, without limitation, any agreement entered into by the Borrower or any Subsidiary with any federal or state regulatory authority, which default could have a Material Adverse Effect; or (b) any agreements or instruments evidencing or governing Indebtedness in excess of five percent (5.0%) of Consolidated Net Operating Income.

        4.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

        4.14. Ownership of Properties. Except as set forth on Schedule 4.14 hereto, the Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 5.15, to all of the Property and assets reflected in the financial statements as owned by it.

         4.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         4.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                                   ARTICLE V.
                                   COVENANTS

         From and after the date of this Loan Agreement and until: (i) the entire amount of principal of and interest due on the Loans, and all other amounts of fees and payments due under this Loan Agreement and the Notes, are paid in full; and (ii) the commitment of M&I to make Revolving Credit Loans has ended, unless M&I shall otherwise consent in writing:

         5.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

                 (a) Within 120 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to M&I, prepared in accordance with generally accepted accounting principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by: (i) any management letter prepared by said accountants; and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

                 (b) Within 45, plus a reasonable time for delivery (not to exceed 15 days), days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheet as at the close of each such period and a consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

                 (c) Together with the financial statements required hereunder, a duly completed Compliance Certificate.

                 (d) Simultaneously with the preparation thereof, and not more than 45 days after the close of each of the first three fiscal quarters of the Borrower and not more than 60 days after the close of the last fiscal quarter of the Borrower in each fiscal year: (i) call reports for each Banking Subsidiary in the form delivered to (A) the Federal Reserve District Bank, the Comptroller of the Currency or The Federal Deposit Insurance Corporation, as the case may be, such reports to include the applicable Consolidated Reports of Condition and Income required by regulators and all schedules thereto; and (B) the Office of Thrift Supervision, such reports to include the applicable Thrift Financial Reports and all schedules thereto, and (ii) the Consolidated Financial Statements and the applicable Parent Company Only Financial Statements of the Borrower as at the end of such quarter, each in the form delivered to the appropriate Federal Reserve District Bank and each to include all schedules thereto. The Borrower may transmit the information required by this paragraph (d) to M&I electronically if and when such means are readily available and as agreed to at such time by acknowledged letter between M&I and the Borrower.

                 (e) As soon as possible and in any event within 15 days after the Borrower knows that any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said

Reportable Event or Prohibited Transaction and the action which the Borrower proposes to take with respect thereto.

                 (f) As soon as possible and in any event within 15 days after receipt by the Borrower, a copy of: (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment; and
(ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect.

                 (g) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

                 (h) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

                 (i) Promptly upon the receipt or execution thereof: (i) notice by the Borrower or any Subsidiary that (A) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan or restricts the payment of dividends by any Subsidiary to the Borrower or any other Subsidiary or (B) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into an agreement with any such agency, including, without limitation, any agreement which restricts the payment of dividends by any Subsidiary to the Borrower or any other Subsidiary; and (ii) copies of any such plan or agreement, unless disclosure is prohibited by the terms thereof and after the Borrower or such Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan or agreement to M&I.

                 (j) Such other information (including non-financial information and examination reports to the extent permitted by applicable regulatory authorities) as M&I may from time to time reasonably request.

         5.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans solely for the purposes set forth in Sections 2.1(b) and 2.2(c) hereof. The Borrower will not, nor will it permit any Subsidiary to use any of the proceeds of the Loans, directly or indirectly, to purchase or carry any "margin stock" (as defined in Regulation
U).

         5.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to M&I of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could have a Material Adverse Effect.

         5.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         5.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

         5.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to M&I upon request full information as to the insurance carried.

         5.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

         5.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

         5.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit M&I, by its representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as M&I may designate.

         5.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that: (a) any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary; (b) Borrower may repurchase stock as required under the Reno Stock Redemption Agreement; and (c) the Borrower may declare or pay dividends on its capital stock or redeem, repurchase or otherwise acquire or retire any of its capital stock, net of proceeds from new shares issued, during the period from September 30, 1995 to the date of calculation in an amount not to exceed the sum of: (i) $5,000,000 plus (ii) 35% of the Borrower's Consolidated Net Operating Income for such period, computed on a cumulative basis for such period; provided that in the case of clause (c) above, such cumulative amount is first reduced by any net losses incurred by the Borrower during such period; and provided further that in the case of each of clauses (a), (b) and (c) above, after giving effect to such event, no Default or Unmatured Default exists.

         5.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

                 (a)  Indebtedness of the Borrower to M&I;

                 (b)  Permitted Subsidiary Indebtedness;

                 (c) Indebtedness of any Subsidiary to any other Subsidiary and to the Borrower;

                 (d) Contingent Obligations incurred with respect to the endorsement of instruments for deposit or collection in the ordinary course of business;

                 (e) Rate Hedging Obligations incurred by the Borrower or any Subsidiary in compliance with the Borrower's investment policy;

                 (f) Capitalized Lease Obligations of the Borrower and its Subsidiaries (other than any Subsidiary now owned or hereafter acquired by the Borrower which is an intermediate bank holding company) in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding;

                 (g) Unsecured Indebtedness of the Borrower and its Subsidiaries (other than any Subsidiary now owned or hereafter acquired by the Borrower which is an intermediate bank holding company) in an aggregate principal amount not exceeding $3,000,000 at any one time outstanding; provided that such Indebtedness has a maturity of one year or less from the date of creation thereof and that the proceeds of such Indebtedness are used for working capital purposes; and

                 (h) Indebtedness in existence on the Closing Date, which is described in Schedule 5.11 provided that such Indebtedness is not increased, except for increases in Indebtedness related to deferred compensation matters.

         5.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other

Person, except that a Subsidiary may merge with the Borrower or a Wholly-Owned Subsidiary.

         5.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for sales in the ordinary course of business and, prior to a Default, sales or other disposition of Property with an aggregate book value or market value (whichever is greater) of less than $1,000,000.

         5.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

                 (a) short-term obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof;

                 (b) commercial paper rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's Investors Service, Inc. maturing within one year of the date of acquisition;

                 (c) Investments that are investment grade within the limits set by applicable regulatory authorities consistent with the Borrower's investment policy as approved by the applicable regulatory authorities;

                 (d) demand deposit accounts maintained in the ordinary course of business;

                 (e) Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 4.8 hereto;

                 (f)  Investments of any Subsidiary in the Borrower;

                 (g) Investments of any Banking Subsidiary in the ordinary course of its banking or trust business consisting of extensions of credit in the form of loans, acceptances, repurchase agreements, letters of credit, and similar transactions;

                 (h) Investments of any Banking Subsidiary in the ordinary course of its banking or trust business in marketable securities and money-market instruments which it is permitted to hold and invest in under applicable law and regulation;

                 (i) Investments of the Borrower and its Subsidiaries and Acquisitions (other than Acquisitions of Banking Subsidiaries and holding companies thereof); provided that (i) such

Investments together with the aggregate purchase price of all such Acquisitions made after the date of this agreement shall not at any one time outstanding exceed an aggregate principal amount of $30,000,000; (ii) any such Acquisition shall have been approved and recommended by the Board of Directors of the entity being acquired; and (iii) immediately prior to and after the consummation of any such Acquisition, no Default or Unmatured Default exists; and

                 (j) any Acquisition of a Banking Subsidiary or a holding company thereof; provided that (i) the total assets acquired pursuant to such Acquisition do not exceed an aggregate amount of $300,000,000; (ii) such Acquisition shall have been approved and recommended by the board of directors of such entity; and (iii) immediately prior to and after the consummation of any such Acquisition, no Default or Unmatured Default exists; and provided further that (x) if such Acquisition is of a bank or a bank holding company, such bank or holding company shall have a composite CAMEL rating of two or better and (y) if such Acquisition is of a savings and loan association or branch thereof, either (1) such savings and loan association or branch thereof has a composite MACRO rating of two or better, or (2) such Acquisition is being made from the Resolution Trust Corporation or any successor thereof and is being assisted by the Resolution Trust Corporation or any successor thereof.

         5.15. Liens. The Borrower will not create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower, except:

                 (a) Liens for taxes, assessments or governmental charges or levies on its Property that are not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

                 (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

                 (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations or surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business;

                 (d) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

                 (e) Liens granted by the Borrower or a Subsidiary in the ordinary course of its banking and trust business in connection with any Permitted Subsidiary Indebtedness;

                 (f) Liens to secure public funds or other pledges of funds required by law to secure deposits; and

                 (g) repurchase agreements, reverse purchase agreements and other similar transactions entered into by any Banking Subsidiary in the ordinary course of its banking or trust business.

         5.16. Fixed Asset Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or commit to expend, at any time an amount in excess of the maximum amount permitted by any regulatory agency having jurisdiction over them in the acquisition of fixed assets.

         5.17. Consolidated Net Worth. The Borrower and its Subsidiaries shall maintain at all times Consolidated Net Worth equal to at least $175,000,000 (before any adjustments in respect of FASB 115). Consolidated Net Worth shall mean the excess of all consolidated assets of the Borrower and all Subsidiaries over all consolidated liabilities of the Borrower and all Subsidiaries, each determined in accordance with generally accepted accounting principles consistently applied.

         5.18. Borrower Tangible Net Worth. The Borrower shall maintain at all times Tangible Net Worth (before any adjustments in respect of FASB
115)equal to at least $150,000,000. Tangible Net Worth shall mean the excess of all assets of the Borrower (excluding goodwill, patents, trademarks, trade names, copyrights and other assets properly classified as intangible assets) over all liabilities of the Borrower, each determined in accordance with generally accepted accounting principles consistently applied.

         5.19. Consolidated Total Equity Capital to Asset Ratio. The Borrower will maintain as at the last day of each fiscal quarter a ratio of Total Equity Capital to Consolidated Total Assets which is equal to or greater than .0625 to 1.0.

         5.20. Debt to Total Equity Capital Ratio. The Borrower will maintain as at the last day of each fiscal quarter a ratio of debt to total equity capital (determined in a manner consistent with that used in preparing the Borrower's Parent Company Only Financial Statements) which is less than .45 to 1.0.

         5.21. Consolidated Loan Loss Reserve to Non-Performing Loans Ratio. The Borrower will maintain as at the last day of each fiscal quarter a ratio of the Loan Loss Reserve to Non-Performing Loans of not less than .85 to 1.0; provided, however, the Borrower will be permitted one quarter's grace during any consecutive four-quarter period from the foregoing ratio, but in no event shall such ratio be less than .75 to 1.0.

         5.22. Capital Adequacy Ratios of the Borrower. The Borrower will maintain at all times "well capitalized" risk based capital ratios, as defined by applicable regulators, (a) for the Borrower on a consolidated basis and (b) for the Banking Subsidiaries on a consolidated basis.

         5.23. Adequately Capitalized. Each Banking Subsidiary shall at all times be at least "adequately capitalized" as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991 and any regulations to be issued thereunder, as such statute or regulations may each be amended or supplemented from time to time.

         5.24. Reno Stock Redemption Agreement. The Borrower shall not enter into or permit to exist any amendment, modification or waiver of the Reno Stock Redemption Agreement without the prior written consent of M&I.

         5.25. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

                                  ARTICLE VI.
                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         6.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to M&I under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall prove to have been false in any material respect as of the time when made or given.

         6.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.

         6.3. The breach by the Borrower of any of the terms or provisions of Sections 5.2 and 5.10 through and including 5.25.

         6.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 6.1, 6.2 or 6.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from M&I.

         6.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness in excess of $1,000,000 in the aggregate when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in excess of $1,000,000 in the aggregate was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries in excess of $1,000,000 in the aggregate shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         6.6. The Borrower or any of its Subsidiaries shall: (a) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect; (b) take an assignment for the benefit of creditors; (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property; (d) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it; (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 6.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 6.7.

         6.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in
Section 6.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

         6.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the

Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

         6.9. The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

         6.10. (a) Any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or the Borrower or any of its Subsidiaries or any trade or business which together with the Borrower or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multiemployer Plan; and (b) the aggregate amount of the Borrower's or any Subsidiary's liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed $1,000,000, and such liability is not covered for the benefit of the Borrower or its Subsidiaries by insurance

         6.11. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could have a Material Adverse Effect.

         6.12.  Any Change in Control shall occur.

         6.13. Any conservator or receiver shall be appointed for the Borrower or any Banking Subsidiary under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as it may be amended or supplemented from time to time.

         6.14. Any Banking Subsidiary shall cease to be insured under the Federal Deposit Insurance Act of 1959, as amended, or a cease and desist order shall be issued against the Borrower or any Subsidiary pursuant to 12 U.S.C. 1818(b) or (c) or any similar applicable provision of state law.

         6.15. The Borrower or any Subsidiary shall enter into any Capital Commitment with any federal or state regulator or any such regulator shall require the Borrower or any Subsidiary to submit a capital maintenance or restoration plan or the Borrower or any Subsidiary shall cease to be in compliance with any such Capital Commitments or plans existing on the date of this Agreement.

         6.16. The Borrower shall default in the payment of any Commercial Paper or shall breach any term of the Commercial Paper Agreement.

                                  ARTICLE VII.
                                    REMEDIES

         7.1. Acceleration. (a) Upon the occurrence of a Default, described in Section 6.6 or 6.7, then, without notice, demand or action of any kind by M&I: (i) the obligation of M&I to make any Line of Credit Loans under this Loan Agreement shall automatically and immediately terminate; and (ii) the entire unpaid principal of, and accrued interest on, the Notes, and any other amount due under this Loan Agreement, shall be automatically and immediately due and payable.

                 (b) Upon the occurrence of any other Default: (i) M&I may, upon written notice and demand to the Borrower, terminate its obligation to make any Line of Credit Loans under this Loan Agreement; and (ii) M&I, upon written notice and demand to Borrowers, may declare the entire unpaid principal of, accrued interest on, the Notes, and any other amount due under the Loan Documents, immediately due and payable.

         7.2. Remedies Not Exclusive. No remedy herein conferred upon M&I is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under the Loan Documents or now or hereafter existing at law or in equity. No failure or delay on the part M&I in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right or remedy.

         7.3. Setoff. The Borrower agrees that M&I shall have all rights of setoff and bankers' Lien provided by applicable Law, and in addition thereto, the Borrower agrees that if at any time any payment or other amount owing by the Borrower under any Loan Document is then due to M&I, then M&I may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with M&I.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

         8.1. Expenses and Attorneys' Fees. The Borrower shall pay all reasonable fees and expenses incurred by M&I and any loan participant, including the reasonable fees of counsel, in connection with the preparation, issuance and amendment of this Loan Agreement and the Notes and the consummation of the transactions contemplated by this Loan Agreement, and the administration (including without limitation, matters relating to waivers), protection and enforcement of M&I's rights under this Loan Agreement, the Notes and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving the Borrower or any Subsidiary. The Borrower further agrees to pay on demand all reasonable internal fees and accountants' fees incurred M&I in connection with the enforcement of this Loan Agreement, the Notes, or any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement.

         8.2. Assignability; Successors. The rights and liabilities of the Borrower under this Loan Agreement are not assignable or delegable, in whole or in part, without the prior written consent of M&I. The provisions of this Loan Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

         8.3. Survival. All covenants, agreements, representations and warranties made in this Loan Agreement or in any document delivered pursuant to this Loan Agreement shall survive the execution and delivery of this Loan Agreement, the issuance of the Notes, the delivery of any such document and the repayment of the Loans pursuant to the terms of this Loan Agreement.

         8.4. Governing Law. This Loan Agreement, the Notes and the other instruments, agreements and documents issued pursuant to this Loan Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Wisconsin applicable to agreements made and wholly performed within such state, but giving effect to federal Laws applicable to national banks.

         8.5. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR WISCONSIN STATE COURT SITTING IN MILWAUKEE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF M&I TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST M&I INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE NOTES SHALL BE BROUGHT ONLY IN A COURT IN MILWAUKEE, WISCONSIN.

         8.6. WAIVER OF JURY TRIAL. THE BORROWER AND M&I HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING,

DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE NOTES OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         8.7. Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.

         8.8. Entire Agreement. This Loan Agreement, the Notes and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Loan Agreement. This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

         8.9. Notices. All communications or notices required or permitted by this Loan Agreement shall be in writing and shall be deemed to have been given: (a) upon delivery if hand delivered; or (b) upon deposit in the United States mail, postage prepaid, or with a nationally recognized overnight commercial carrier, airbill prepaid; or (c) upon transmission if by facsimile, provided that such transmission is promptly confirmed by hand delivery, mail or courier as provided above, and each such communication or notice shall be addressed as follows, unless and until any party notifies the other in accordance with this Section 8.9 of a change of address:

         If to the Borrower:            AMCORE Financial, Inc.
                                        501 Seventh Street
                                        P.O. Box 1537
                                        Rockford, Illinois  61110-0037
                                        Attention:  John R. Hecht, Sr VP & CFO

         with a copy to:                Maggio and Fox
                                        501 Seventh Street
                                        Suite 501
                                        Rockford, Illinois  61104
                                        Attention:  Pamela S. Fox

         If to M&I:                     M&I Marshall & Ilsley Bank
                                        770 North Water Street
                                        Milwaukee, Wisconsin 53202
                                        Attention:  John A. Leonard

         with a copy to:                Quarles & Brady
                                        411 East Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202
                                        Attention:  Jennifer V. Powers

         8.10. Amendments; Etc. No amendment, modification, termination or waiver of, or consent to the Borrower's noncompliance with or departure from, any provision of this Loan Agreement or the Notes shall be effective unless in writing and signed by the Borrower and M&I.

         8.11. Taxes. If any transfer or documentary taxes, assessments or charges levied by any governmental authority shall be payable by reason of the execution, delivery or recording of this Loan Agreement, the Notes or any other document or instrument issued or delivered pursuant to this Loan Agreement, the Borrower shall pay all such taxes, assessments and charges, including interest and penalties, and hereby indemnifies M&I against any liability therefor.

        8.12. Accounting Terms. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles; provided, however, that compliance with Sections 5.19 through and including 5.23 shall be interpreted and all determinations thereunder shall be made in accordance with regulatory accounting principles as in effect from time to time.

         8.13. Severability. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

        8.14. Indemnification. The Borrower hereby indemnifies, agrees to defend and holds M&I from and against all loss, liability, damage and expense, including costs associated with administrative and judicial proceedings and attorneys' fees, ever suffered or incurred by M&I on account of: (a) the Borrower's or any Subsidiary's failure to comply with any environmental, health, safety or sanitation Law or any order of any regulatory or administrative authority with respect thereto; (b) any release of oil or hazardous materials or substances on, upon or into real property owned, operated or controlled by the Borrower or any Subsidiary; and (c) any and all damage to natural resources or real property or harm or injury to Persons resulting or alleged to have resulted from any failure to comply or any release of oil or hazardous materials or substances as described in subsections (a) and (b) of this Section.

         8.15. Participation. M&I may grant a silent participation in any part of the Loans to any bank or banks; provided that such participants shall have no direct relationship with the Borrower and shall not have approval rights with respect to the terms of the relationship or the Loans between M&I and the Borrower.

         IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the day and year first above written.



                                             M&I MARSHALL & ILSLEY BANK


                                             By: JOHN A. LEONARD
                                                 -------------------------------
                                             Name: John A. Leonard
                                                   -----------------------------
                                             Title: Vice President
                                                   -----------------------------


                                             Attest:
                                                    ----------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                    ----------------------------


                                             AMCORE FINANCIAL, INC.


                                             By: JOHN HECHT
                                                --------------------------------
                                             Name: John Hecht
                                                   -----------------------------
                                             Title: Senior Vice President &
                                                    Chief Financial Officer
                                                   ----------------------------

                                  SCHEDULE 4.7

                                   LITIGATION

                                  SCHEDULE 4.8

                       SUBSIDIARIES AND OTHER INVESTMENTS

                                 SCHEDULE 4.8


AMCORE FINANCIAL, INC.
Investments in Subsidiaries
As of September 30, 1995





                                                          %
NAME OF AFFILIATE                                        OWNED BUSINESS               PARENT CO.                  INCORPORATION
----------------------------------------------------------------------------------------------------------------------------------
AMCORE Bank N.A., Rockford(1)                             100% National Bank          AMCORE Financial, Inc.      National Charter
AMCORE Bank N.A., Rock River Valley                       100% National Bank          AMCORE Financial, Inc.      National Charter
NBM Bancorp, Inc.(1)                                      100% Bank Holding Co.       AMCORE Financial, Inc.      Delaware
First State Bancorp of Princeton, Illinois, Inc.(1)       100% Bank Holding Co.       AMCORE Financial, Inc.      Delaware
AMCORE Bank N.A., Northwest                               100% National Bank          AMCORE Financial, Inc.      National Charter
NBA Holding Company(1)                                    100% Bank Holding Co.       AMCORE Financial, Inc.      Delaware
AMCORE Mortgage, Inc.                                     100% Mtg. Banking           AMCORE Financial, Inc.      Nevada
AMCORE Consumer Finance Company, Inc.                     100% Consumer Credit        AMCORE Financial, Inc.      Nevada
AMCORE Trust Company                                      100% Trust Company          AMCORE Financial, Inc.      Illinois
Rockford Mercantile Agency, Inc.                          100% Collection Agency      AMCORE Financial, Inc.      Illinois
AMCORE Financial Life Insurance Company                   100% Credit Life, A&H       AMCORE Financial, Inc.      Arizona
AMCORE Investment Banking, Inc.                           100% Investment Banking     AMCORE Financial, Inc.      Illinois
                Total Investment in Subsidiaries



                                                             TOTAL                   TOTAL                 TOTAL
NAME OF AFFILIATE                                            EQUITY                  DEBT               INVESTMENT (2)
-----------------------------------------------------------------------------------------------------------------------
AMCORE Bank N.A., Rockford(1)                            $ 80,307,506           $    517,812           $ 80,825,317
AMCORE Bank N.A., Rock River Valley                        58,757,886                                    58,757,886
NBM Bancorp, Inc.(1)                                       21,505,807                                    21,505,807
First State Bancorp of Princeton, Illinois, Inc.(1)        13,144,852                                    13,144,852
AMCORE Bank N.A., Northwest                                15,491,057                                    15,491,057
NBA Holding Company(1)                                     10,775,829                                    10,775,829
AMCORE Mortgage, Inc.                                       5,409,046                                     5,409,046
AMCORE Consumer Finance Company, Inc.                         484,175              5,000,000              5,484,175
AMCORE Trust Company                                        3,863,596                                     3,863,596
Rockford Mercantile Agency, Inc.                            1,672,993                150,000              1,822,993
AMCORE Financial Life Insurance Company                       862,147                                       862,147
AMCORE Investment Banking, Inc.                                74,711                                        74,711
                                                         ----------------------------------------------------------
                Total Investment in Subsidiaries         $210,349,604           $  5,687,812           $216,017,416
                                                         ==========================================================


(1) - Includes consolidated subsidiaries
(2) - Excludes intercompany receivables

                                 SCHEDULE 4.14

                             INDEBTEDNESS AND LIENS

                                SCHEDULE 4.14


AMCORE FINANCIAL, INC.
Ownership of Properties & Liens
As of September 30, 1995







                                                          EXISTING LIENS


                                                                           DATE         FINANCING
SECURED PARTY                                   DEBTOR                     FILED        STATEMENT #             COLLATERAL
-----------------------------------------------------------------------------------------------------------------------------------
AMCORE Bank N.A., Rockford                      AMCORE Consumer Finance    Various      Various         Consumer notes

AMCORE Bank N.A., Rockford as                   AMCORE Mortgage, Inc.      Various      Various         All mortgages and mortgage
 agent for all participating AMCORE Banks                                                               notes now owned or hereafter
                                                                                                        acquired by Debtor, etc.



                                 SCHEDULE 5.15

                             EXISTING INDEBTEDNESS

                                 SCHEDULE 5.15



AMCORE FINANCIAL, INC.
Indebtedness
As of September 30, 1995





                                                       EXISTING INDEBTEDNESS
                                                       ---------------------

INDEBTEDNESS                            INDEBTEDNESS                                  PROPERTY      MATURITY
INCURRED BY                             OWED TO                          PURPOSE      ENCUMBERED      DATE              AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
AMCORE Financial, Inc.                  First Chicago, et al        Dixon Acquisition     NA      October 15, 1998     $17,000,000
AMCORE Financial, Inc.                  Neva Kelley, Executrix      RMA Acquisition       NA      January 19, 2002     $ 2,464,552
AMCORE Financial, Inc.                  Dir. & Officers             Deferred Comp         NA          Various          $   644,286
AMCORE Bank N.A., Rockford              Dir. & Officers             Deferred Comp         NA          Various          $ 3,652,591
AMCORE Bank N.A., Rock River Valley     Dir. & Officers             Deferred Comp         NA          Various          $    40,707
AMCORE Bank N.A., Northwest             Dir. & Officers             Deferred Comp         NA          Various          $    29,030
NBM Bancorp, Inc.                       Dir. & Officers             Deferred Comp         NA          Various          $    76,000
NBA Holding Company                     Dir. & Officers             Deferred Comp         NA          Various          $   240,000
AMCORE Trust Company                    Dir. & Officers             Deferred Comp         NA          Various          $   282,446
Rockford Mercantile Agency, Inc.        Dir. & Officers             Deferred Comp         NA          Various          $     5,838
AMCORE Mortgage, Inc.                   Dir. & Officers             Deferred Comp         NA          Various          $   180,757
                                                                                                                       -----------
                                                                                                                       $24,616,207
                                                                                                                       ===========


                                                                     EXHIBIT A


                             COMPLIANCE CERTIFICATE

To:      M&I Marshall & Ilsley Bank
         770 North Water Street
         Milwaukee, WI 53202
         Attention:  John Leonard

         This Compliance Certificate is furnished pursuant to that certain Loan Agreement dated as of November 10, 1995 (as amended, modified, renewed or extended from time to time, the "Agreement") by and between the Borrower and M&I. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

         1. I am the duly appointed Chief Financial Officer of the Borrower;

         2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

         3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

         Described below are the exceptions if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

   None
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________




                                               AMCORE FINANCIAL, INC.


                                               By:
                                                  _____________________________

                                                                      EXHIBIT B


                              LINE OF CREDIT NOTE

$25,000,000                                                 Milwaukee, Wisconsin
                                                               November 10, 1995

        FOR VALUE RECEIVED, AMCORE FINANCIAL, INC., a Nevada corporation (the "Borrower"), hereby promises to pay to the order of M&I MARSHALL & ILSLEY BANK ("M&I"), the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000) or such lesser amount of loans which remain outstanding under this Note, as provided in the Loan Agreement described below, but in any event no later than November 9, 1996.

        This Note constitutes the Line of Credit Note issued pursuant to a Loan Agreement dated as of November 10, 1995 (the "Loan Agreement") by and between M&I and the Borrower, as such Loan agreement may be amended from time to time, to which Loan Agreement reference is hereby made for a statement of the terms and conditions under which the Line of Credit Loan evidenced hereby may be made and a description of the terms and conditions upon which this Note may be prepay in whole or in part. In case a Default, as defined in the Loan Agreement, shall occur, the entire unpaid balance and accrued interest may be automatically due and payable or may be declared due and payable as provided in the Loan Agreement.

        The unpaid principal of this Note shall bear interest from the date hereof until paid at an annual rate, computed on the basis of a 360-day year, as set forth in the Loan Agreement. Interest accrued on the unpaid principal balance shall be payable in accordance with the terms of the Loan Agreement.

        Payments of principal, interest and other amounts due hereunder are to be made in lawful money of the United States of America to M&I at 770 N. Water Street, Milwaukee, Wisconsin 53202, Attention: Commercial Loan Services or at such other place as the holder shall designate in writing to the Borrower.

        The maker and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note. The Borrower hereby agrees to pay all reasonable fees and expenses incurred by M&I or any subsequent holder, including the reasonable fees of counsel, in connection with the protection and enforcement of the rights of M&I or any subsequent holder under this Note, including without limitation the collection of any amounts due under this Note and the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving the Borrower.

        This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of

Wisconsin applicable to contracts made and wholly performed within such state.


                                               AMCORE FINANCIAL, INC.


                                               By:_____________________________
                                               Name:___________________________
                                               Its:____________________________

                                                                      EXHIBIT C

                                   TERM NOTE


$17,000,000                                                 Milwaukee, Wisconsin
                                                               November 10, 1995

        FOR VALUE RECEIVED, AMCORE FINANCIAL, INC., a Nevada corporation (the "Borrower"), hereby promises to pay to the order of M&I MARSHALL & ILSLEY BANK ("M&I"), the principal sum of SEVENTEEN MILLION DOLLARS ($17,000,000) in nine
(9) equal semiannual installments of $1,700,000, commencing on May 10, 1996 and on each November 10 and May 10 of each year thereafter, with a final installment of $1,700,000 on November 10, 2000, together with interest as set forth in the Loan Agreement defined below.

        This Note constitutes the Term Note issued pursuant to a Loan Agreement dated as of November 10, 1995 (the "Loan Agreement") by and between M&I and the Borrower, as such Loan agreement may be amended from time to time, to which Loan Agreement reference is hereby made for a statement of the terms and conditions under which the Term Loan evidenced hereby may be made and a description of the terms and conditions upon which this Note may be prepay in whole or in part. In case a Default, as defined in the Loan Agreement, shall occur, the entire unpaid balance and accrued interest may be automatically due and payable or may be declared due and payable as provided in the Loan Agreement.

        The unpaid principal of this Note shall bear interest from the date hereof until paid at an annual rate, computed on the basis of a 360-day year, as set forth in the Loan Agreement. Interest accrued on the unpaid principal balance shall be payable in accordance with the terms of the Loan Agreement.

        Payments of principal, interest and other amounts due hereunder are to be made in lawful money of the United States of America to M&I at 770 N. Water Street, Milwaukee, Wisconsin 53202, Attention: Commercial Loan Services or at such other place as the holder shall designate in writing to the Borrower.

        The maker and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note. The Borrower hereby agrees to pay all reasonable fees and expenses incurred by M&I or any subsequent holder, including the reasonable fees of counsel, in connection with the protection and enforcement of the rights of M&I or any subsequent holder under this Note, including without limitation the collection of any amounts due under this Note and the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving the Borrower.

        This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of

Wisconsin applicable to contracts made and wholly performed within such state.



                                                AMCORE FINANCIAL, INC.


                                                By:_____________________________
                                                Name:___________________________
                                                Its:____________________________

                                                                EXHIBIT D

M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, WI  53202
Attention:  John Leonard

Gentlemen/Ladies:

     We are counsel for AMCORE FINANCIAL, INC. (the "Borrower") and have represented the Borrower in connection with its execution and delivery of a Loan Agreement dated as of November 10, 1995 by and between the Borrower and M&I providing for a Term Loan in the original principal amount of $17,000,000 and Line of Credit Loans in an aggregate principal amount of $25,000,000 (the "Agreement"). All capitalized terms used in this opinion and not otherwise defined shall have the meaning attributed to them in the Agreement.

     We have examined the Borrower's articles of incorporation, by-laws, resolutions, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:


     1. The Borrower and each Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.

     2. The making, execution, delivery and performance of the Loan Documents by the Borrower and compliance with their respective terms, have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and will not:

         (a)  require any consent of the Borrower's shareholders;

         (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries; or

         (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.


    3. The Loan Documents have each been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

     4. There is no litigation or proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

     5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower or any of its Subsidiaries, is necessary or required in connection with the making, execution and delivery of the Loan Documents by the Borrower or the performance by the Borrower of its obligations thereunder.

     This opinion may be relied upon M&I, its participants, assignees and other transferees.


                                        Very truly yours,

                                        ____________________________________

                                                                      EXHIBIT E

                                   CERTIFICATE OF SECRETARY

        The undersigned does hereby certify that:

        1. I am the duly elected, qualified and acting Secretary of AMCORE Financial, Inc., a Nevada corporation (the "Borrower").

        2. Attached hereto is a true and correct copy of resolutions duly adopted by the Board of Directors of the Borrower on _____________, 1995, and such resolutions have not in any way been rescinded or amended and have been in full force and effect at all times since their adoption up to and including the date hereof and are now in full force and effect.

        3. Attached hereto are true and correct copies of the certificate of incorporation and bylaws of the Borrower, as in effect on the date hereof.

        4. The following are duly elected, qualified and acting officers of the Borrower, holding the respective offices set forth opposite their respective names and the signature of each such officer hereof is his/her true genuine signature:

NAME                        OFFICE                   SIGNATURE
----                        ------                   ---------
Carl J. Dargene             President &              ____________________
                            CEO
F. Taylor Carlin            Executive Vice           ____________________
                            President & COO
Richard A. Catlin           Executive Vice           ____________________
                            President & CAO
James F. Waldell            Executive Vice           ____________________
                            President & COO
John R. Hecht               Senior Vice              ____________________
                            President & CFO

        Each of the foregoing is an Authorized Officer, as defined in the Loan Agreement.

        5. This certificate is delivered to M&I Marshall & Ilsley M&I ("M&I") in connection with that certain Loan Agreement dated as of November 10, 1995 between the Borrower and M&I ("Loan Agreement"). M&I is entitled to rely on this certificate until canceled or amended by delivery to M&I of a further certificate of the Secretary or an Assistant Secretary of the Borrower.

        IN WITNESS WHEREOF, I have executed this certificate in my official capacity on November 10, 1995.


                            _____________________________
                            Secretary